EXHIBIT 10.B(2)
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April 29, 1997


Mr. Ralph Weiser
World Fuel Services Corporation
700 S. Royal Poinciana Boulevard
Suite 800
Miami Springs, FL 33166

Dear Ralph:

Pursuant to the minutes of the meeting of the Compensation Committee of April 29, 1997, this letter is intended to extend your employment agreement (the "Agreement") dated March 31, 1996 with World Fuel Services Corporation (the "Company"). According to the terms of the Agreement, the Company has agreed to employ you until March 31, 2001, and you have agreed not to compete with the Company, on the terms and conditions set forth in the Agreement. In this regard, for good and valuable consideration, the Company agrees as follows:

1. The Company agreed to extend the term of Executive's employment with the Company for one additional year, so that it now expires on March 31, 2002.

Except for the modifications of the agreement set forth above, all of the terms, provisions and conditions set forth in the Agreement, including without limitations the Covenant Against Unfair competition set forth in Section 6 of the Agreement, shall remain in full force and effect.

Sincerely yours,



By: /s/ JOHN R. BENBOW
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Chairman of the Compensation Committee


WITNESSES:                                      ACCEPTED AND AGREED:

By: /s/ SONIA ASENCIO                           By: /s/ RALPH WEISER
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By: /s/ JANET D. RUSAKOV
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